EXHIBIT 23.01

                       CONSENT OF SEWELL AND COMPANY, P.A.



Securities and Exchange Commission


RE:  Photovoltaics.Com, Inc.


         We hereby consent to incorporation of our report dated December 4, 1999 relating to the financial statements of Photovoltaics.Com, Inc. for the period March 10, 1999 (Date of Inception) to October 32, 2999 in their filings with the Securities and Exchange Commission.


/s/ Sewell and Company
SEWELL AND COMPANY, P.A.


Hollywood, Florida
December 20, 1999